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                    September 1, 2021

       Michael Stock
       Chief Financial Officer
       Liberty Oilfield Services, Inc.
       950 17th Street
       Suite 2400
       Denver, CO 80202

                                                        Re: Liberty Oilfield
Services, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-38081

       Dear Mr. Stock:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation